Exhibit 99.2

Consent of Lazard Frères & Co. LLC

We hereby consent to the inclusion of our opinion, dated February 9, 2016, to the board of directors of ITC Holdings Corp. (“ITC”) as Annex B to the Proxy Statement/Prospectus, which is part of the Registration Statement on Form F-4 of Fortis Inc. (“Fortis”) filed with the Securities and Exchange Commission relating to the proposed acquisition of ITC by Fortis (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of ITC’s Financial Advisors,” “Proposal 1: The Merger—Background of the Merger,” “Proposal 1: The Merger—ITC’s Reasons for the Merger; Recommendation of the ITC Board of Directors,” “Proposal 1: The Merger—Opinions of ITC’s Financial Advisors,” “Proposal 1: The Merger—Certain Financial Projections Utilized by the ITC Board of Directors and ITC’s Financial Advisors” and “Proposal 1: The Merger—ITC Management Projections.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By:	/s/ George Bilicic
George Bilicic
Managing Director

New York, New York

March 17, 2016